The Potential Financial Impact of

A Going Private Reverse Stock Split

April 9, 2007

Presented By

Arthur L. Loomis, II

President

[illegible] Capital & Advisory, Inc.

[illegible]

Discussion Agenda

- Potential Impact on the Number of Remaining Shareholders
- Estimates of One Time Costs and Cost Savings
- Fairness Opinion
- Potential Financial Impact
- Recommendation

Potential Impact on Remaining Shareholders

Potential Impact of a Reverse Split[1]

	350	375	400	425	450
Shares Repurchased					
Registered Shareholders	85,234	[illegible]	[illegible]	100,312	108,576
NCBOs	15,354	[illegible]	[illegible]	21,338	21,570
Estimates for CBOs[2]	13,900	15,346	15,676	18,344	18,410
Total Shares Repurchased	115,488	126,211	130,377	139,493	148,656
Remaining Shareholders[3]	295	280	271	256	297
Cash Outlay at $38.60 per Share[4]	$4,457,824	$4,871,763	$5,032,563	$5,384,449	$5,738,123

1. [illegible]
2. [illegible]
3. [illegible]
4. [illegible]

NORTH
Capital & Advisory, Inc.
EAST

One-Time Costs and Cost Savings[1]

One-Time Cost Estimates

Legal Fees[2]	$ 120,000
Financial Advisory Fees	$ 35,000
Transfer Agent Fees[3]	$ 35,000
Proxy Solicitation	$ 10,000
Other	$ 13,500
Total	**$ 213,500**

Return on Investment = 155.32%

1 – Based on a 1 for 400 stock split.
2 – Legal fees increased by $55,000.
3 – Depends on how the split is structured.

Annual Cost Savings Estimates

Historical Costs:	
Legal Fees	[illegible]
Personnel Costs	$ 50,000
Outsourced Internal Audit Expense	$ 30,000
NASDAQ Dues	$ 24,000
Transfer Agent Fees	[illegible]
External Audit Expense	[illegible]
Other	[illegible]
Projected Annual Cost Savings	**$ 231,500**
Additional Expected Annual Costs:	
Full SOX Implementation	$ 100,000
Total Estimated Cost Savings	**$ 331,500**

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Capital & Advisory, Inc.
EAST

Transaction Premium Analysis[1]

Premium Over Market Value

	At Announcement[2]	On Day of Fairness Opinion[3]
Maximum	30.50%	28.50%
Median	13.21%	12.41%
Minimum	2.42%	1.85%
Average	14.07%	12.37%

1 – Includes 13 going private transactions involving cash out mergers or reverse stock splits over the last two years.

2 – Based on closing trading price on the day prior to announcement of such transaction.

3 – Based on closing trading price on the day of the fairness opinion.

Reasonable Transaction Premium = 12.75%

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Capital & Advisory, Inc.
EAST

Summary of Fair Value Analyses

Summary of Fair Value Ranges

	Low	Median	High
Historical Price	$31.01	$36.88	$39.00
Comparable Company Analysis[2]	$35.64	$39.80	$46.75
Dividend Discount Analysis[3]	$33.94	$37.33	$40.88

1 – High and low prices represent actual high and low intraday prices over the last year. The middle value is Northway's March 23, 2007 closing price of $32.71 with a 12.75% transaction premium applied to it.

2 – Based on a peer group of 16 banks with assets between $350 and $950 million and located in New England or upstate New York. A 12.75% transaction premium was applied to the range of values derived from this analysis.

3 – Calculated using management projections, discount rates ranging from 12.0% to 14.0% and terminal multiples ranging from 13 to 15 times earnings. A 12.75% transaction premium was applied to the range of values derived from this analysis.

NORTH
Capital & Advisory, Inc.
EAST

Potential Financial Impact

	$36.88	$39.80
2006 Estimated EPS Accretion	11.63%	11.16%
Book Value per Share Dilution	0.80%	1.60%
Tangible Book Value per Share Dilution	3.69%	4.76%
Tier 1 Leverage Ratio	8.59%	8.53%

NORTH
Capital & Advisory, Inc.
EAST

Recommendation

- **Implement a 1 for 400 reverse stock split and go private**
  - Restores long-term outlook of management
  - No real benefit from NASDAQ
  - Significant financial benefit
    - Anticipated annual cost savings of $331,600
    - Solid Return on Investment
    - Accretive to EPS
- **We believe a repurchase price within the range of $36.88 to $39.80 is fair to shareholders that will be cashed out, from a financial point of view.**

The Potential Financial Impact of
A Going Private Reverse Stock Split

April 9, 2007

Presented By:
Arthur L. Loomis, II
President
Northeast Capital & Advisory, Inc.
(518) 426-0100 * alloomis@ne-capital.com